Exhibit 99.1

For Release: 6:00 a.m. ET	Contact:	Julie S. Ryland

Wednesday, November 8, 2017		205.326.8421

ENERGEN’S GEN 3 WELLS CONTINUE TO DELIVER OUTSTANDING RESULTS

3Q17 Production Beats Guidance by 9%; All Commodities Exceed Expectations

4Q17 Production Guidance Raised 5%

Per-Unit LOE and SG&A Decrease Substantially Again in 3Q17

****NOTE: 3Q17 conference call slides available at www.energen.com****

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) (“Energen” or the “company”) today announced financial and operating results for the third quarter ended September 30, 2017.

FINANCIAL AND OPERATING HIGHLIGHTS

PRODUCTION

•	3Q17 production of 81.3 mboepd exceeded guidance by 9% and surpassed 2Q17 production by 12%.

•	3Q17 oil production grew 9% from 2Q17.

•	Revised CY17 production of 73.2 mboepd is on track to exceed CY16 volumes by 34% (prior estimate was 29%).

•	YOY production growth in Midland and Delaware basins is now estimated to be 43% as company focuses on development of multiple horizontal shale plays.

•	4Q17 production estimate raised for all commodities; YOY growth in the 4Q exit rate is now estimated to be 60%.

EARNINGS AND EXPENSES

•	3Q17 adjusted EBITDAX of $174 mm grew 22% from 2Q17 and beat internal expectations by 14%.

•	Per-unit LOE (including marketing and transportation) beat the guidance midpoint by 17%.

•	Per unit SG&A beat the guidance midpoint by 12%.

CAPITAL EXPENDITURES

•	2017 drilling and development capital range is unchanged at $850 - $900 mm.

•	Energen closed on an additional 1,300 net acres of unproved leasehold in 3Q17, bringing its YTD acquisition of unproved bolt-on acreage to 11,000 net acres for ≈$235 mm, or ≈$21,400/acre.

3Q17 WELL RESULTS

•	26 gross (25 net) wells in the Midland and Delaware basins were turned to production in 3Q17; 77% are multi-zone pattern wells completed in batches.

•	The cumulative production of 80 Gen 3 wells are performing at or above the highest EUR type curve and significantly outperforming the midpoint EUR type curve; 78% are multi-zone pattern wells completed in batches.

•	Public data continues to show that Energen’s Gen 3 wells in the Midland and Delaware basins are outperforming other operators’ wells.

Comments from the CEO

“Energen’s execution and operational success continued in the third quarter of 2017,” said Energen Chief Executive Officer James McManus. “Once again, we delivered on our drilling and development plans; we exceeded our expectations for oil and total production; and we further reduced our LOE and G&A.

“Our Gen 3 wells continue to perform at or above our highest EUR type curves and at or above wells completed by other operators. Importantly, we expect our Gen 3 multi-zone pattern wells to continue driving production growth as we move forward. We have increased our guidance for 4th quarter production in all commodities, with estimated total production up 5 percent; and we now expect year-over-year production growth in 2017 to be 34 percent.

“During the 3rd quarter, we continued to execute on our bolt-on acquisition program, which we believe has created significant value for Energen. Over the last 21 months, we have added approximately 20,300 net acres in prime Delaware and Midland basin locations for an average price of about $17,500 an acre,” McManus said.

“We are extremely pleased with our performance this quarter and very excited about our future prospects as we successfully implement our 2017 drilling and development program and plan for 2018. We are confident that Energen is well-positioned to continue delivering strong results and creating shareholder value now and in the future.”

Operations Update

In the third quarter of 2017, Energen turned to production 17 gross (16 net) wells in the Midland Basin and 9 gross (9 net) wells in the Delaware Basin; 77 percent are multi-zone pattern wells completed in batches. The company is currently operating six horizontal drilling rigs and two frac crews.

2017 First Production/Flow back (Operated Horizontal Wells – Gross/Net)

	1Q17a	2Q17a	3Q17a	4Q17e	CY17e
Midland Basin	10/9	27/27	17/16	20/16	74/68
Delaware Basin	2/2	18/18	9/9	5/5	34/34

3Q17 Wells Turned to Production

			Average Completed	Avg. Peak 24- Hour IP		Avg. Peak 30-day IP
Area	# of Wells		Lateral Length	Boepd	%Oil	Boepd	%Oil
Delaware Basin†	7	Wolfcamp A (6) Wolfcamp B (1)	8,851’	2,806	55	2,204	51
Northern Midland Basin††	7	Wolfcamp A (3) Wolfcamp B (4)	9,189’	1,466	81	1,070	83

†	Excludes 2 Wolfcamp BC wells
††	Excludes 10 Northern Midland Basin Spraberry interval wells due to timing of first production or disposal-related choke management

For 80 Gen 3 wells drilled to date (78 percent of which were multi-zone pattern wells completed in batches), the average cumulative production uplift of wells in each formation group (normalized to 10,000’) is performing at or above the highest EUR type curve – and significantly outperforming the midpoint EUR type curve – identified for wells in that group completed with pre-Gen 3 frac designs. These are key measures of success for Energen’s latest frac design.

Relative to the midpoint EUR type curve, the average cumulative production uplift of the Gen 3 wells normalized to 10,000’ is:

•	≈21% over a 1.75 MMBOE type curve at 340 days for 27 Delaware Basin Wolfcamp A and B wells – 56% are multi-zone pattern wells completed in batches

•	≈40% over a 1.2 MMBOE type curve at 175 days for 18 wells in the Spraberry package – 89% are multi-zone pattern wells completed in batches

•	≈6% over a 1.2 MMBOE type curve at 250 days for 17 northern Midland Basin Wolfcamp A and B wells – 76% are multi-zone pattern wells completed in batches

•	≈11% over a 1.2 MMBOE type curve at 250 days for 16 central Midland Basin Wolfcamp A and B wells – 100% are multi-zone pattern wells in batches

•	≈45% over an 850 MBOE type curve at 240 days for 2 central Midland Basin Lower Spraberry wells – 100% are multi-zone pattern wells completed in batches

In another assessment of success, the average cumulative production of Energen’s Midland Basin Gen 3 multi-zone pattern wells completed in batches continues to outperform other operators’ pattern wells, and the average cumulative production of Energen’s Gen 3 wells (pattern and stand-alone) in the Midland and Delaware basins is outperforming other operators’ wells with proppant loads of 1,700-2,500 pounds per foot; Energen’s average proppant loading is near the low end of this range at approximately 1,800 pounds in the Midland Basin and 1,900 pounds in the Delaware Basin.

The company attributes this outperformance to completing the wells in multi-zone batches instead of completing them as offset pattern wells. Utilizing simultaneous, multi-zone pattern development allows all wells to be completed at the original reservoir pressure, which should maximize reservoir productivity. In offset pattern well development, the original stand-alone well causes the reservoir pressure to drop and reduces the productivity of all subsequent wells drilled.

Bolt-on Lease Acquisitions Continue

During 3Q17, Energen closed on an additional 1,300 net acres of unproved leasehold in the Permian Basin for approximately $20 million. Year to date, Energen has acquired more than 11,000 net acres for approximately $235 million, or an average price of some $21,400 per acre. The company also has purchased 690 net mineral acres primarily in the Delaware Basin in the first nine months of 2017 for approximately $20 million.

Over the last 21 months (CY16 and YTD17), Energen’s bolt-on acquisition program has added approximately 20,300 net lease acres in prime Delaware and Midland basin locations for some $355 million, or an average price of less than $17,500 per acre.

2017 Capital Overview

Energen’s estimate of capital spending for drilling and development in 2017 remains unchanged at $850-$900 million.

Capital Summary by Basin	2017e Capital ($MM)
Midland Basin	$470 - 490
Delaware Basin	$375 - 405
Central Basin, ARO, Other	$5
Drilling & Development Capital	$850 - 900
Acquisitions/Unproved Leasehold	$265
Total Capital Expenditures	$1,115 - 1,165

Liquidity and Leverage Update

The fall redetermination cycle is under way. While Energen estimates that its borrowing base will increase from $1.4 billion to $1.7 billion, the company expects its aggregate commitment under the credit facility will remain unchanged at $1.05 billion. At September 30, 2017, Energen had cash of $0.3 million, long-term debt of $527.8 million, and $238.0 million drawn on its $1.05 billion line of credit. The company estimates that net debt-to-adjusted EBITDAX at year-end 2017 will range from 1.2x-1.3x.

3Q17 Financial Results

For the 3 months ended September 30, 2017, Energen reported a GAAP net loss from all operations of $(18.5 million), or $(0.19) per diluted share. Adjusting for a non-cash loss on mark-to-market derivatives of $(40.2 million) and other miscellaneous items totaling $2.5 million, Energen had adjusted net income in 3Q17 of $19.2 million, or $0.20 per diluted share. This compares with an adjusted loss in 3Q16 of $(21.4 million), or $(0.22) per diluted share. [See “Non-GAAP Financial Measures” beginning on pp 8 for more information and reconciliation.]

Energen’s adjusted 3Q17 net income of $19.2 million exceeded internal expectations by $6.6 million largely due to better-than-expected performance of wells completed with Gen 3 fracs, less-than-expected lease operating expense (LOE) and net salaries and general and administrative expense (SG&A), and higher realized oil prices. Partially offsetting these gains was increased depreciation, depletion, and amortization expense (DD&A) largely due to increased production.

Energen’s adjusted EBITDAX totaled $174.0 million in the 3rd quarter of 2017, increased 22 percent from the second quarter, and exceeded internal expectations by 14 percent. In the same period a year ago, Energen’s adjusted EBITDAX totaled $84.8 million. [See “Non-GAAP Financial Measures” beginning on pp 8 for more information and reconciliation.]

3Q17 Production (mboepd)

	3Q17
Commodity	Actual	Guidance	% Δ
Oil	49.0	47.9	2
NGL	15.7	12.9	22
Natural Gas	16.6	13.9	19
Total	81.3	74.8	9

	3Q17
Area	Actual	Guidance	% Δ
Midland Basin	44.8	40.6	10
Delaware Basin	28.7	26.2	10
Central Basin/Other	7.9	8.0	(1)
Total	81.3	74.8	9

Note: Totals in production tables above may not sum due to rounding.

3Q17 Expenses

Per BOE, except where noted	3Q17
	Actual	Midpoint	% Δ
LOE (production costs, marketing & transportation)	$5.95	$7.15	(17)
Production & ad valorem taxes (% of revenues exc. hedges)	6.2%	6.4%	(3)
DD&A	$17.46	$17.25	1
SG&A	$2.87	$3.25	(12)
Exploration (includes seismic, delay rentals, etc.)	$0.08	$0.13	(38)
Interest ($mm)	$9.9	$10.0	(1)

3Q17 Average Realized Prices

Commodity	With Hedges	W/O Hedges
Oil (per barrel)	$46.27	$45.07
NGL (per gallon)	$0.39	$0.42
Natural Gas (per mcf)	$2.35	$2.22

CY17 Guidance

Energen today raised its production guidance for 2017 by 4 percent to 73.2 mboepd to reflect the company’s strong 3Q17 performance as well as a 5 percent increase in its estimated 4Q17 production. Energen now expects 4Q17 volumes to reach 85.7 mboepd for an increase of 60 percent from the same period a year ago. On the strength of its Generation 3 frac design, Energen sees YOY production growth in 2017 of 34 percent, up from the prior estimate of 29 percent.

Production (mboepd)

By Basin	1Q17a	2Q17a	3Q17a	4Q17e	CY17e
Midland Basin	31.8	41.3	44.8	45.4	40.8
Delaware Basin	12.8	23.4	28.7	32.4	24.4
Central Basin Platform/Other	8.3	7.9	7.9	7.8	8.0

Total	52.8	72.5	81.3	85.7	73.2

By Commodity	1Q17a	2Q17a	3Q17a	4Q17e	CY17e
Oil	33.3	45.1	49.0	54.0	45.4
NGL	8.9	13.5	15.7	14.9	13.3
Gas	10.6	13.9	16.6	16.8	14.5

Total	52.8	72.5	81.3	85.7	73.2

Note: Totals in production tables above may not sum due to rounding.

Operating Expenses

Per BOE, except where noted	1Q17a	2Q17a	3Q17a	4Q17e	CY17e
LOE*	$8.68	$6.66	$5.95	$6.55 - $6.85	$6.70 - $7.00
Production & ad valorem taxes**	7.3%	6.0%	6.2%	6.2%	6.4%
DD&A expense†	$20.71	$18.25	$17.46	$16.05 - $16.55	$17.70 - $18.10
SG&A	$4.29	$3.00	$2.87	$2.70 - $3.00	$3.00 - $3.30
Exploration††	$0.76	$0.30	$0.08	$0.15 - $0.25	$0.25 - $0.35
Interest ($mm)	$9.0	$9.1	$9.9	$9.5 - $10.5	$38.0 - $39.0
Effective tax rate	32%	35%	36%	36% - 38%	37% - 39%

*	Production costs, marketing & transportation
**	% of revenues, excluding hedges
†	4Q17 and CY17 does not include estimate of 4Q17 DD&A look-back adjustment
††	Includes seismic, delay rentals, etc.

LOE per boe in CY17 is estimated to range from $4.95-$5.25 in the Delaware Basin, $5.50-$5.80 in the Midland Basin, and $18.20-$18.50 in the Central Basin Platform. Production and ad valorem taxes in CY17, as a percent of revenues excluding hedges, are estimated to be 6.2 percent in the Delaware Basin, 6.2 percent in the Midland Basin, and 7.3 percent in the Central Basin Platform. SG&A per boe in CY17 is estimated to be comprised of cash and other of $2.55-$2.65 per boe and non-cash, equity-based compensation of $0.45-$0.65 per boe.

Hedges

Energen recently added some 1.1 mmbo of 2018 WTI Midland to WTI Cushing (sweet oil) differential hedges at an average price of $(0.60) per barrel. The company also has initiated hedging for its estimated 2019 oil production and Midland to Cushing sweet oil differential.

For the last three months of 2017, 64 percent of the company’s estimated oil production of 5.0 mmbo is hedged. Swaps for 2.0 mmbo have an average NYMEX price of $50.68 per barrel, and 3-way collars for 1.2 mmbo have average call, put, and short put prices of $62.18, $45.00, and $35.00 per barrel, respectively. Approximately 36 percent of Energen’s estimated NGL production is hedged at an average price of $0.57 per gallon, and 47 percent of its estimated gas production is hedged at an average NYMEX-equivalent price of $3.36 per Mcf. Energen also has hedged the WTI Midland to WTI Cushing (sweet oil) differential for 3.0 million barrels at an average price of $(0.68) per barrel; approximately 88 percent of Energen’s oil production for the remainder of the year is estimated to be sweet.

Basis Differentials

Energen’s average realized prices in the last three months of CY17 will reflect commodity and basis hedges, oil transportation charges of approximately $1.97 per barrel, NGL T&F fees of approximately $0.13 per gallon, and basis differentials applicable to unhedged production. Natural gas and NGL production also is subject to a percent of proceeds contract of approximately 85%.

The assumed gas basis for all open contracts for November-December 2017 is $(0.45) per Mcf, and assumed prices for unhedged Midland to Cushing basis differentials for sweet and sour oil (November-December) are $(1.00) and $(1.30), respectively. Energen’s assumed commodity prices for unhedged production are approximately $51.46 per barrel of oil (October-December), $0.76 per gallon of NGL (October-December), and $2.93 per Mcf of gas (November-December).

Estimated Price Realizations (pre-hedge):

4Q17
Crude oil (% of NYMEX/WTI)	94
NGL (after T&F) (% of NYMEX/WTI)	44
Natural gas (% of NYMEX/Henry Hub)	72

2018 Hedges

Oil	2018 Hedge Volumes	Avg. NYMEX Price
Three-way Collars	13.5 mmbo
Call Price		$60.04 per barrel
Put Price		$45.47 per barrel
Short Put Price		$35.47 per barrel

Commodity	Hedge Volumes	NYMEXe Price
NGL	105.8 mm gallons	$0.59 per gallon
Natural Gas	3.6 bcf	$3.19 per mcf

Energen also has hedged the Midland to Cushing differential on 10.8 million barrels of its estimated 2018 sweet oil production at an average price of $(1.01).

2019 Hedges

Oil	2019 Hedge Volumes	Avg. NYMEX Price
Three-way Collars	1.4 mmbo
Call Price		$58.61 per barrel
Put Price		$45.00 per barrel
Short Put Price		$35.00 per barrel

Energen also has hedged the Midland to Cushing differential on 1.4 million barrels of its estimated 2019 sweet oil production at an average price of $(0.53).

Conference Call

3Q17 slides associated with Energen’s quarterly release and conference call are available at www.energen.com. Energen will hold its quarterly conference call Wednesday, November 8, at 8:30 a.m. EDT. Investment community members may participate by calling 1-877-407-8289 (reference Energen earnings call). A live audio Webcast of the program as well as a replay may be accessed via www.energen.com.

Energen Corporation is an oil-focused exploration and production company with operations in the Permian Basin in west Texas and New Mexico. For more information, go to www.energen.com.

FORWARD LOOKING STATEMENTS: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to the timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, the nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, the timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward-looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.

CAUTIONARY STATEMENTS: The SEC permits oil and gas companies to disclose in SEC filings only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. Outside of SEC filings, we use the terms “estimated ultimate recovery” or “EUR,” reserve or resource “potential,” “contingent resources” and other descriptions of volumes of non-proved reserves or resources potentially recoverable through additional drilling or recovery techniques. These estimates are inherently more speculative than estimates of proved reserves and are subject to substantially greater risk of actually being realized. We have not risked EUR estimates, potential drilling locations, and resource potential estimates. Actual locations drilled and quantities that may be ultimately recovered may differ substantially from estimates. We make no commitment to drill all of the drilling locations that have been attributed these quantities. Factors affecting ultimate recovery include the scope of our on-going drilling program, which will be directly affected by the availability of capital, drilling, and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approvals, and geological and mechanical factors. Estimates of unproved reserves, type/decline curves, per-well EURs, and resource potential may change significantly as development of our oil and gas assets provides additional data. Additionally, initial production rates contained in this news release are subject to decline over time and should not be regarded as reflective of sustained production levels.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.